Exhibit 5.1

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
+1 312 853 7000
+1 312 853 7036 Fax

AMERICA • ASIA PACIFIC • EUROPE

June 8, 2022

Jackson Financial Inc.

1 Corporate Way

Lansing, Michigan 48951

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-262359 (the “Registration Statement”), filed by Jackson Financial Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing (i) $400,000,000 aggregate principal amount of the Company’s 5.170% Senior Notes due 2027 (the “2027 Senior Notes”) and (ii) $350,000,000 aggregate principal amount of the Company’s 5.670% Senior Notes due 2032 (the “2032 Senior Notes”), and together with the 2027 Senior Notes, the “Securities”). The Securities are being issued under an Indenture dated as of November 23, 2021 (the “Base Indenture”), as amended and supplemented by a Fourth Supplemental Indenture dated as of June 8, 2022 relating to the 2027 Senior Notes (the “Fourth Supplemental Indenture”) and a Fifth Supplemental Indenture dated as of June 8, 2022 relating to the 2032 Senior Notes (the “Fifth Supplemental Indenture”; the Base Indenture, as amended and supplemented by the Fourth Supplement Indenture and the Fifth Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Securities are to be sold by the Company pursuant to an underwriting agreement dated June 2, 2022 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the written consent of the board of directors of the Company and resolutions adopted by the pricing committee established by such board relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Jackson Financial Inc.

June 8, 2022

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities will constitute valid and binding obligations of the Company when the Securities are duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any Securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP